                                  EXHIBIT 11

                       CARVER CORPORATION AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)


                              Three Months Ended         Nine Months Ended
                                 September 30,             September 30,
                              1997         1996         1997         1996
                           -----------  -----------   -----------  -----------

PRIMARY EARNINGS PER
  SHARE NET LOSS           $ (999,000)  $  (89,000)   $(2,275,000) $(1,444,000)
                           ----------   ----------    -----------  -----------

Weighted average number
  of shares outstanding     3,862,969    3,709,101      3,831,747    3,697,965
Add shares issuable from
 the assumed exercise
 of options or
 conversion of
 preferred stock                *            *              *            *


Add shares issuable from
 the assumed conversion
 of preferred shares            *            *              *            *
                           ----------   ----------    -----------  -----------
Weighted average number
 of shares outstanding,
 as adjusted                3,862,969    3,709,101      3,831,747    3,697,965
                           ----------   ----------    -----------  -----------

LOSS PER COMMON SHARE      $    (0.26)  $    (0.02)   $     (0.59) $     (0.39)
                           ==========   ==========    ===========  ===========
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*Effect on loss per share is antidilutive